EXHIBIT 99.1
Holly Corporation Reports Fire at Woods Cross Refinery Unit
Initial Indications Damage Not Substantial
May 1, 2008
Dallas, Texas — Holly Corporation (NYSE:HOC) reported today that last night it experienced a fire on a flare line connected to its alkylation processing unit at the Woods Cross Refinery in Woods Cross, Utah, near Salt Lake City. The fire was extinguished and there was one minor injury reported, which occurred away from the fire.
The refinery is operating at reduced rates while the extent of damage is being assessed. Repairs are expected to begin today. Initial indications are that the damage was not substantial and that repairs to the flare line and related instrumentation should be completed in approximately one week.
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 85,000 barrels per day (“bpd”) refinery located in Artesia, New Mexico and a 26,000 bpd refinery in Woods Cross, Utah. Holly also owns a 46% interest (including the general partner interest) in Holly Energy Partners, L.P.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot give any assurances that these expectations will prove to be correct. The Company assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, Contact:
Bruce Shaw, Senior Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President-Investor Relations
Holly Corporation
214-871-3555